EXHIBIT 100


CEDRIC KUSHNER PROMOTIONS, INC.

         Subsidiaries

         Cedric Kushner Boxing, Inc., a Delaware Corporation
         Cedric Kushner Promotions, Ltd., a New York Corporation
         Cedric Kushner Sport Network, Ltd., a New York Corporation Big Content, Inc., a Delaware Corporation
         ThunderBox, Inc., a Delaware corporation